UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 8, 2008 (February 4, 2008)

Realogy Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-148153	20-4381990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Campus Drive Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 407-2000

(Registrant’s telephone number, including area code)

None

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Realogy announced that its Board of Directors has appointed V. Ann Hailey as an independent member of its Board of Directors, effective February 4, 2008. Ms. Hailey is also expected to serve as the Chairman of Realogy’s Audit Committee upon its formation in the near future.

Ms. Hailey, age 56, is a retired Executive Vice President of LimitedBrands where she served as EVP, Chief Financial Officer from August 1997 until April 2006. She then served as EVP, Corporate Development until September 2007. She also served as a member of the LimitedBrands Board of Directors from 2001 to 2006.

Prior to joining Limited Brands in 1997, Ms. Hailey was Senior Vice President and Chief Financial Officer of Pillsbury Company. She is also a Director and Chair of the Audit Committee of the Federal Reserve Bank of Cleveland. Ms. Hailey is a Director of W.W. Grainger, Inc. and serves as a member of its Audit Committee and Board Affairs and Nominating Committee.

Under Realogy’s newly adopted compensation policy for independent directors, Ms. Hailey will be paid an annual stipend of $150,000, of which $90,000 will be payable through the issuance of restricted stock of Domus Holdings Corp., which vests over a three-year period (with the initial grant being for 9,000 shares of restricted stock) and $60,000 will be payable in cash. Ms. Hailey will also be paid $10,000 per year for serving as the Audit Committee Chair. Ms. Hailey was also issued a welcome grant of non-qualified stock options to purchase 50,000 shares of Domus Holdings Corp. at an exercise price of $10.00 that becomes exercisable over a four-year vesting period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALOGY CORPORATION

By:	/s/ Anthony E. Hull
Anthony E. Hull, Executive Vice President, Chief Financial Officer and Treasurer

Date: February 8, 2008

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